JUPITER ENTERPRISES, INC.

                      SUBSCRIPTION AGREEMENT

     The undersigned, ________________________, (hereinafter "Subscriber"), hereby applies to purchase a total of ______________ shares of common stock of JUPITER ENTERPRISES, INC., a Nevada corporation ("JEI"), at the price of $.03 U.S. per share, for a total purchase price of ______________ U.S. and in accordance with the following terms and conditions:

               1. Nature of Shares: The shares to be issued to the Subscriber herein will be issued pursuant to Regulation D, Rule 504 of the U.S. Securities Act of 1933, as amended, (the "Act").

               2. Payment. Payment for the shares will be made in United States dollars delivered to JEI upon execution of the Subscription Agreement.

               3. Receipt of Information. Subscriber represents that it has received all of the information it considers necessary or appropriate for deciding whether to purchase the shares. The Subscriber further represents that it has had the opportunity to ask questions and receive answers from JEI regarding the terms and conditions of the purchase of the shares and the business, properties, prospects and financial condition of JEI and to obtain additional information necessary to verify the accuracy of any information furnished to it which it has access.

               4. Investment Experience: The Subscriber represents that it is experienced in evaluating and investing in securities of companies in the stage of development of JEI and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the shares.

               5. Purchase Entirely for Own Account: The Subscriber represents that the shares to be purchased will be acquired for investment purposes for its own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof.

               6. Restricted Nature of Shares: The Subscriber will be issued the shares which unless otherwise contractually restricted, shall be subject to a one (1) year holding period before the shares are eligible for sale in the U.S. public market. The sale of the shares will be further limited by the resale provisions of SEC Rule
           144.

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               7.   Private Sale Acknowledgment: The Parties acknowledge and
          agree that the shares are being purchased as a private sale pursuant to Section 4(2) of the Securities Act of 1933, as amended and Nevada Revised Statutes Chapters 78 and 90 and is not being transacted via a broker-dealer and/or in the public market place.

               8. No Approval by Regulatory Agency: The Subscriber further acknowledges and understands that the shares are being offered in reliance on and pursuant to the private placement exemption described in Paragraph 7 above and that no governmental body or regulatory agency has approved or endorsed this JEI offering of shares.

               9. Arbitration: The parties hereby submit all controversies, claims and matters of difference arising out of this Agreement to arbitration in San Diego, California according to the rules and practices of the American Arbitration Association from time to time in force. This submission and agreement to arbitrate shall be specifically enforceable. The Agreement shall further be governed by the laws of the State of Nevada.

               10. Interpretation of Agreement: The parties agree that should any provision of this Agreement be found to be ambiguous in any way, such ambiguity shall not be resolved by construing such provisions or any part of or the entire Agreement in favor of or against any party herein, but rather by construing the terms of this Agreement fairly and reasonable in accordance with their generally accepted meaning.

               11. Modification of Agreement: This Agreement may be amended or modified in any way at any time by an instrument in writing stating the manner in which it is amended or modified and signed by each of the parties hereto. Any such writing amending or modifying this Agreement shall be attached to and kept with this Agreement.

               12. Attorney Fees: If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of the Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

               13. Entire Agreement: This Agreement constitutes the entire Agreement and understanding of the parties hereto with respect to the matters herein set forth, and all prior negotiations, writings and understandings relating to the subject matter of this Agreement are merged herein and are superseded and canceled by this Agreement.

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               14.  Counterparts: This Agreement may be signed in one or more counterparts.

               15. Facsimile Transmission Signatures: A signature received pursuant to a facsimile transmission shall be sufficient to bind a party to this Agreement.

                                   SUBSCRIBER


DATED: __________________________       ________________________________
                                   Signature
ADDRESS:  ______________________
Please
Print          ______________________

          ______________________





























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DISPOSITION OF SUBSCRIPTION AGREEMENT

     This Subscription Agreement (is _____) (is not _____) accepted by JUPITER ENTERPRISES, INC.

                                   JUPITER ENTERPRISES, INC.


DATED: _______________________          BY:________________________________
                                         President

































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